PROSPECTUS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178930

HANSEN MEDICAL, INC.

4,784,690 Shares of Common Stock

This prospectus relates to the offer for sale by the existing holders of our common stock named in this prospectus of 4,784,690 shares of our common stock, par value $0.0001 per share. These existing holders of our common stock are referred to as selling stockholders throughout this prospectus. All references to “Hansen Medical,” “Hansen,” the “Company,” “we,” “us,” “our,” or similar references refer to Hansen Medical, Inc., and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling stockholders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

Our common stock is currently traded on The NASDAQ Global Market under the symbol “HNSN.” On April 2, 2012, the last reported sales price for our common stock was $3.03 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 2, 2012.

ABOUT THIS PROSPECTUS

This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement, the exhibits filed with the registration statement and the documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, and, if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or other offering materials is accurate only as of the dates of those documents or documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read carefully this entire prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find Additional Information” on page 6 of this prospectus.

Our Business

We develop products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Our Sensei® X Robotic Catheter System and Artisan® Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei® System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei® X System and Artisan® Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei® X System and Artisan® Control Catheter are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. Our Magellan™ Robotic System, NorthStar™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone conformity assessment and CE marking and are commercially available in the European Union. In the U.S., the Magellan™ Robotic System, the NorthStar™ Robotic Catheter and accessories are the subject of a pending 510(k) with the FDA and are not commercially available.

Company Information

We were incorporated in Delaware in September 2002 under the name AutoCath, Inc. and changed our name to Hansen Medical, Inc. in March 2003. The address of our principal executive office is 800 East Middlefield Road, Mountain View, California 94043, and our telephone number is (650) 404-5800. Our website address is www.hansenmedical.com. We do not incorporate the information on our website into this prospectus and the accompanying prospectus, and you should not consider it part of this prospectus.

Description of the Private Placement

On November 9, 2011, we consummated a private placement of 4,784,690 shares of our common stock to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided by Regulation D promulgated under the Securities Act. In accordance with the registration rights we granted in the stock purchase agreements for the private placement, we are registering the shares of our common stock issued in the private placement for resale by the selling stockholders described herein.

THE OFFERING

Common stock offered by the selling stockholders	Up to 4,784,690 shares of our common stock.

Common stock outstanding prior to the offering	60,993,560(1)

Common stock to be outstanding after the offering	60,993,560(1)

Use of Proceeds	We will not receive any proceeds from the sales of shares of common stock by the selling stockholders.

The NASDAQ Global Market Symbol	Our common stock is currently traded on The NASDAQ Global Market under the symbol “HNSN.”

(1)	Based upon the total number of issued and outstanding shares as of March 28, 2012.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should consider the specific risks described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC that are incorporated by reference into this prospectus. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find Additional Information” on page 6 of this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference in these documents contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including:

•	our plans to grow and expand our sales and marketing capabilities;

•	our ability to manage our manufacturing processes, including third party manufacturers;

•	our ability to maintain existing regulatory clearances, expand approvals for existing products and obtain approvals of new products;

•	our plans to increase market acceptance for our products and our efforts to develop new products and enter new markets;

•	our ability to obtain and maintain intellectual property protection for our products;

•	our financing needs and the use of the proceeds from this offering;

•	the impact of credit, financial and general economic conditions on the purchases of our products;

•	our ability to remediate material weaknesses in internal control over financial reporting; and

•	our ability to respond to litigation or government enforcement actions related to the restatement of our financial statements.

In addition, you should refer to the section of this prospectus entitled “Risk Factors” as well as the documents we have incorporated by reference for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of common stock by the selling stockholders.

DIVIDEND POLICY

To date, we have paid no cash dividends to our stockholders and we do not expect to pay cash dividends in the foreseeable future on our shares of common stock and are restricted from doing so under loan documents.

PLAN OF DISTRIBUTION

The common stock being offered for resale by the selling stockholder under this prospectus consists of 4,784,690 shares of our common stock held by four holders who were investors in our private placement which closed on November 9, 2011, with gross proceeds to us of approximately $10,000,000. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the common stock covered hereby (the “shares”) or their interests in the shares on The NASDAQ Global Market or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The anti-manipulation rules of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of common stock and the activities of the selling stockholders.

We are required to pay all fees and expenses incident to the registration of the shares. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the later of (a) November 9, 2014 and (b) the date by which all the shares offered hereby may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144; provided, however, that we may suspend the use by the selling stockholders of this registration statement of which this prospectus constitutes a part upon the occurrence of any event that requires the making of changes, amendments or supplements in such registration statement or this prospectus so that the statements therein and herein are not misleading and do not omit to state a material fact required to be stated therein or herein necessary to make the statements therein and herein not misleading.

SELLING STOCKHOLDERS

This prospectus covers shares of our common stock, which we sold in a private placement to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided by Regulation D promulgated under the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the table below.

The following table provides information regarding the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders and the number of shares of common stock they are offering. This information has been obtained from the selling stockholders. Except as otherwise indicated, we believe the selling stockholders listed in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following Offering (1)	Percentage of Common Stock Beneficially Owned Following Offering (1)
Oracle Partners, L.P. (2)	4,832,146	1,712,345	3,119,801	5.1%
Oracle Institutional Partners, L.P. (2)	686,500	267,600	418,900	0.7%
Oracle Ten Fund Master L.P. (2)	1,234,150	412,400	821,750	1.3%
Jack W. Schuler (3)	4,915,121	2,392,345	2,522,776	4.1%

(1)	Assumes all shares offered hereby are sold by the selling stockholder. Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after March 28, 2012. Calculated on the basis of 60,993,560 shares of common stock, which is the number of shares of Company common stock outstanding as of March 28, 2012.

(2)	Shares of Common Stock beneficially owned is based on a Schedule 13G/A filed by Larry N. Feinberg, Oracle Partners, LP, Oracle Associates, LLC, Oracle Investment Management, Inc., Oracle Institutional Partners, LP, Oracle Offshore Limited, Oracle Ten Fund Master, LP, Oracle Investment Management, Inc. Employees’ Retirement Fund and The Feinberg Family Foundation on January 25, 2012 (the “Oracle Schedule 13G/A”). Oracle Associates LLC, a Delaware limited liability company, serves as the general partner of Oracle Partners, L.P., Oracle Institutional Partners, L.P. and Oracle Ten Fund Master L.P. (together with their affiliates, “Oracle Entities”). Mr. Larry N. Feinberg serves as the managing member of Oracle Associates, LLC and is the sole shareholder, director and president of Oracle Investment Management, Inc., a Delaware corporation, which serves as the investment manager and has investment discretion over the securities held by certain investment funds and/or managed accounts. Based on the Oracle Schedule 13G/A, the Oracle Entities are the beneficial owners of an aggregate of 4,640,373 shares of common stock in addition to the shares offered hereby.

(3)	Shares of Common Stock beneficially owned is based on a Schedule 13G/A filed by Jack W. Schuler, Schuler Family Foundation, Tanya Eva Schuler Trust, Therese Heidi Schuler Trust and Tino Hans Schuler Trust on March 26, 2012 (the “Schuler Schedule 13G/A”). Shares of Common Stock reported exclude 204,616 shares held by Tanya Eva Schuler Trust, 200,316 shares held by Therese Heidi Schuler Trust and 204,617 shares held by Tino Hans Schuler Trust (collectively, the “Trusts”), which share totals for the Trusts reflect purchase activity subsequent to the date of the Schuler Schedule 13G/A, but includes 129,312 shares held by Schuler Family Foundation (the “Foundation”). Mr. Schuler shares the voting and dispositive power in respect of 129,312 shares owned by the Foundation and is one of three directors of the Foundation. Each Trust is an irrevocable trust that Mr. Schuler established for the benefit of one of his three children. All of Mr. Schuler’s children are adults, and none of them resides with him. Mr. Schuler is not a trustee of any of the Trusts. Mr. Schuler disclaims any beneficial interest in (i) the shares owned by the Foundation or (ii) the shares owned by any of the Trusts.

DESCRIPTION OF SECURITIES

The class of securities offered under this prospectus is our common stock, which has been registered pursuant to Section 12 of the Exchange Act.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California.

EXPERTS

The financial statements as of and for each of the two years in the period ended December 31, 2011 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in revenue recognition). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The financial statements for the year ended December 31, 2009 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the SEC at 1–800–SEC–0330. We file reports, proxy statements, and other information with the SEC and these reports, proxy statements, and other information can be inspected on the Internet at http://www.hansenmedical.com/us/global/investor-relations/sec-filings.html or through the SEC’s website at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Exchange Act. We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the SEC will automatically update and supersede this information. Our Exchange Act reports are filed under SEC file number 001-33151. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 15, 2012;

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All information in our proxy statement filed with the Securities and Exchange Commission on March 30, 2012 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed November 14, 2006;

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Our current reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 6, 2012, February 3, 2012, February 28, 2012 and March 28, 2012.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the SEC and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone using the following information:

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Attention: Investor Relations